Exhibit 10.3

VERRA MOBILITY CORPORATION

NOTICE OF GRANT OF STOCK OPTION

(For U.S. Participants)

Verra Mobility Corporation, a Delaware corporation (the “Company”) has granted to the Participant an option (the “Option”) to purchase certain shares of Stock pursuant to the Verra Mobility Corporation 2018 Equity Incentive Plan (the “Plan”), as follows:

Participant:	Employee ID:
Date of Grant:
Number of Option Shares:	, subject to adjustment as provided by the Option Agreement.
Exercise Price:	$
Vesting Start Date:
Option Expiration Date:	The tenth anniversary of the Date of Grant
Tax Status of Option:	Stock Option. (Enter “Incentive” or “Nonstatutory.” If blank, this Option will be a Nonstatutory Stock Option.)
Vested Shares:

Except as provided in the Option Agreement and provided the Participant’s Service has not terminated prior to the applicable date, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Number of Option Shares by the “Vested Ratio” determined as of such date, as follows:

		Vested Ratio
	Prior to first anniversary of Vesting Start Date	0%
	On first anniversary of Vesting Start Date (the “Initial Vesting Date”)	25%
	On 2nd anniversary of Vesting Start Date	25%
	On 3rd anniversary of Vesting Start Date	25%
	On 4th anniversary of Vesting Start Date	25%
Accelerated Vesting:

Notwithstanding any other provision contained in this Notice of Grant or the Option Agreement, the total Number of Option Shares that have not previously become Vested Shares will become Vested Shares immediately prior to, but conditioned upon, the occurrence of either (i) the consummation of a Change in Control in which the Acquiror elects not to assume or continue in full force and effect the Company’s rights and obligations under all of the Option or substitute for all of the Option in connection with the Change in Control a substantially equivalent option for the Acquiror’s stock, provided that the Participant’s Service has not terminated prior to the date of the Change in Control or (ii) the cessation of the Participant’s Service as a result of a Change in Control Termination (as defined below) where, in connection with such Change in Control, the Acquiror assumes, continues or substitutes for all of the Option; in the case of clause (ii) provided that the Participant executes a release of claims and separation agreement on the Company’s standard form in favor of the Company and its affiliates that becomes effective and irrevocable within the period set forth therein (which period shall not be longer than sixty (60) days following termination of Service).

“Change in Control Termination” means the occurrence of either of the following events within ninety (90) days prior to, upon or within twelve (12) months after the consummation of a Change in Control: (i) termination by the Company (or its successor) of the Participant’s Service for any reason other than Cause, death or Disability, or (ii) the Participant’s resignation for Good Reason (as defined below) from all capacities in which the Participant is then rendering Service.

“Good Reason” means the occurrence of any of the following events or conditions, unless the Participant has expressly consented in writing thereto: (i) a material reduction in the Participant’s annual base salary; (ii) the material diminution of the Participant’s duties, responsibilities, or authority, provided that Good Reason shall not exist under this clause (ii) if such diminution of authority, duties and responsibilities is a result of the hiring of additional subordinates to assume some of the Participant’s duties and responsibilities which are in fact, in the aggregate from time to time, not a material diminution of such authority, duties and responsibilities of the Participant’s position; (iii) the Company requires that the Participant’s principal office location be moved to a location more than fifty (50) miles from the Participant’s principal office location immediately before the change without the Participant’s prior consent; or (iv) a material breach by the Company of the Participant’s employment agreement between the parties. Notwithstanding the foregoing, the Participant shall not have Good Reason for termination unless (i) the Participant reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Participant notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) the Participant cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to cure the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following expiration of the Cure Period as determined by the Company; and (v) the Participant terminates his employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Superseding Agreement:	[None]

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Option is governed by this Grant Notice and by the provisions of the Option Agreement and the Plan, both of which are made a part of this document, and by the Superseding Agreement, if any. Capitalized terms used but not defined herein have the meanings set forth in the Plan or Option Agreement, as applicable. The Participant acknowledges that copies of the Plan, the Option Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Option Agreement and the Plan, and hereby accepts the Option subject to all of their terms and conditions.

VERRA MOBILITY CORPORATION	PARTICIPANT

By:
[officer name]	Signature
[officer title]
Date
Address:
Address

ATTACHMENTS: 2018 Equity Incentive Plan, as amended to the Date of Grant; Stock Option Agreement, Exercise Notice and Plan Prospectus